EXHIBIT 3.1


                                                  STATE OF DELAWARE
                                                  SECRETARY OF STATE
                                               DIVISION OF CORPORATIONS
                                               FILED 09:00 AM 08/23/2002
                                                   020535701-3551773



                        CERTIFICATE OF INCORPORATION


FIRST.   The name of the corporation is TUTTLE INDUSTRIES CORP.

SECOND.   The address of its registered office in the State of Delaware is
Trolley Square, Suite 26C, in the City of Wilmington, County of New Castle. The Registered Agent in charge thereof is Inc. Plan (USA), located at the same address as above.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000); 80,000,000 of such shares shall be common shares and 20,000,000 of such shares shall be preferred shares. Each share shall have a par value of $.0001.

FIFTH.   The name and address of the incorporator is as follows:

                  Caroline Quigley
                  Inc. Plan (USA)
                  Trolley Square, Suite 26C
                  Wilmington, Delaware 19806

SIXTH.   The corporation is to have perpetual existence.

SEVENTH.    A director of the Corporation shall not be personally liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as director except for liability (i) breach of director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction for which the director derived an improper personal benefit.

EIGHTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file, and record this Certificate, and I have accordingly hereunto set my hand this 23rd day of August A.D. 2002.



                                  /s/  Caroline Quigley
                                  ----------------------------
                                  Incorporator, Caroline Quigley